BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON MARCH 22, 2018

1.            Date, Time and Place: Meeting held on March 22, 2018, at 9:00 am, in São Paulo City, São Paulo State, at the BRF S.A (“Company” or “BRF”) office located at Rua Hungria, 1400, 5th floor.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the totality of the members of the Board of Directors: Mr. Abilio dos Santos Diniz (“Mr. Abilio Diniz”), Mrs. Flavia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Aurélio Drummond Jr. (“Mr. José Drummond”), Mr. José Carlos Reis de Magalhães Neto (“Mr. José Magalhães”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Marcos Guimarães Grasso (“Mr. Marcos Grasso”), Mr. Walter Fontana Filho (“Mr. Water Fontana”) and Mr. Walter Malieni Jr. (“Mr. Walter Malieni”).

3.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

4.            Agenda: (i) Hiring of KPMG to audit OneFoods (Consolidated and Subsidiaries) for 2018; and (ii) Renewal of Guarantee to Subsidiaries in Southern Cone.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matters were discussed and the following resolutions were taken:

5.1.       Hiring of KPMG to audit OneFoods (Consolidated and Subsidiaries) for 2018. The members of the Board of Directors, considering the favorable recommendation of the Statutory Audit Committee, in accordance with Article 23, item (viiii) of the Company’s Bylaws, approved the hiring of KPMG to audit OneFoods Holdings Ltd. and its controlled companies (consolidated and subsidiaries) for the year of 2018, including Banvit Bandirma Vitaminli yerm Sanayii AS.

5.2.       Renewal of Guarantee to Subsidiaries in Southern Cone. The members of the Board of Directors, based on the documents filed in the Company, have approved the guarantees to the Southern Cone companies in which the Company holds interest, which are Avex S.A., Quickfood S.A. and Campo Austral S.A., related to the credits contracted by such companies with J.P. Morgan Chase Bank, for a period of two (2) years.

Extract of the Minutes of the Ordinary Meeting of the Board of Directors held on March 22, 2018

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON MARCH 22, 2018

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 30 and 31, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, March 22, 2018.

Larissa Brack Secretary

Extract of the Minutes of the Ordinary Meeting of the Board of Directors held on March 22, 2018